Term sheet To prospectus dated December 1, 2005, prospectus supplement dated October 12, 2006 and product supplement no. 153-I dated October 10, 2008	Term Sheet to Product Supplement No. 153-I Registration Statement No. 333-130051 Dated October 15, 2008; Rule 433

Structured Investments	JPMorgan Chase & Co. $ 97% Bearish Principal Protected Notes Linked to the Performance of an Equally Weighted Basket of Four Reference Currencies Relative to the U.S. Dollar due April 29, 2010

General

  Senior unsecured obligations of JPMorgan Chase & Co. maturing April 29, 2010*.
  Cash payment at maturity of $970 plus the Additional Amount, as described below.
  The notes are designed for investors who believe an equally weighted basket consisting of four currencies, which we refer to as the Reference Currencies, will depreciate relative to the U.S. Dollar over the term of the notes. If the Reference Currencies depreciate against the U.S. Dollar in the aggregate, your payment at maturity will increase; if the Reference Currencies appreciate against the U.S. Dollar in the aggregate, your payment at maturity will decline. Investors should be willing to forgo interest payments while seeking 97% principal protection at maturity (3% of your principal is at risk).
  Minimum denominations of $20,000 and integral multiples of $1,000 in excess thereof.
  The notes are expected to price on or about October 24, 2008 and are expected to settle on or about October 29, 2008.

Key Terms

Basket:

A weighted basket consisting of the European Union Euro (“EUR”), the British Pound Sterling (“GBP”), the Swiss Franc (“CHF”) and the Japanese Yen (“JPY”) (each a “Reference Currency,” and together, the “Reference Currencies”) that measures the performance of the Reference Currencies relative to the U.S. Dollar (the “Basket”). For information about the Reference Currencies, the Reference Currency Weights and the calculation of the Starting Spot Rate and Ending Spot Rate for each Reference Currency see “Additional Key Terms” on page TS-1 of this term sheet.

Base Currency:	The U.S. Dollar
Payment at Maturity:	At maturity, you will receive a cash payment, for each $1,000 principal amount note, of $970 plus the Additional Amount, which may be zero.
Additional Amount:	The Additional Amount per $1,000 principal amount note paid at maturity will equal:
(1) If the Ending Basket Level is greater than or equal to the Initial Strike Level, zero;
(2) If the Ending Basket Level is less than the Initial Strike Level, but greater than the Lower Strike Level:
$1,000 x the Participation Rate x ( Initial Strike Level — Ending Basket Level ) 100
or
(3) If the Ending Basket Level is less than or equal to the Lower Strike Level:
$1,000 x the Participation Rate x Initial Strike Level x Put Spread Percentage 100
Partial Principal Protection Percentage:	97% (3% of your principal is at risk).
Participation Rate:	At least 135%. The actual Participation Rate will be determined on the pricing date and will not be less than 135%.
Initial Strike Level:	The arithmetic average of the Basket Closing Levels on each of the Initial Strike Averaging Dates.
Lower Strike Level:	87% of the Initial Strike Level.
Put Spread Percentage:	13%
Basket Closing Level:

The Basket Closing Level on any relevant currency business day will be calculated as follows:

100 x [1 + (EUR Return * 25%) + (GBP Return * 25%) + (CHF Return * 25%) + (JPY Return * 25% ]

Each of the EUR Return, the GBP Return, the CHF Return and the JPY refers to the Reference Currency Return for the European Union Euro, the British Pound Sterling, the Swiss Franc and the Japanese Yen, respectively.

Reference Currency Return:	With respect to each Reference Currency: Ending Spot Rate — Starting Spot Rate Starting Spot Rate
Ending Basket Level:	The Basket Closing Level on the Observation Date.
Initial Strike Averaging Dates*:	October 31, 2008, November 7, 2008, November 14, 2008, and November 21, 2008
Observation Date*:	April 26, 2010
Maturity Date*:	April 29, 2010
CUSIP:
*	Subject to postponement as described under “Description of Notes — Postponement of Basket Valuation Dates or Initial Averaging Dates” in the accompanying product supplement no. 153-I.

Investing in the Principal Protected Notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement no. 153-I and “Selected Risk Considerations” beginning on page TS-2 of this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us

Per note	$	$	$

Total	$	$	$

(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.

(2)

J.P. Morgan Securities Inc., which we refer to as JPMSI, acting as agent for JPMorgan Chase & Co., will receive a commission that will depend on market conditions on the pricing date.  This commission will include the projected profits that our affiliates expect to realize in consideration for assuming risks inherent in hedging our obligations under the notes.  In no event will that commission, which will include structuring and development fees, exceed $22.50 per $1,000 principal amount note.  See “Underwriting” beginning on page PS-34 of the accompanying product supplement no. 153-I.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

October 15, 2008

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, each prospectus supplement, product supplement no. 153-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated December 1, 2005, as supplemented by the prospectus supplement dated October 12, 2006 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 153-I dated October 10, 2008. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 153-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 153-I dated October 10, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208004969/e33174_424b2.pdf

  Prospectus supplement dated October 12, 2006:
  http://www.sec.gov/Archives/edgar/data/19617/000089109206003117/e25276_424b2.pdf

  Prospectus dated December 1, 2005:
  http://www.sec.gov/Archives/edgar/data/19617/000089109205002389/e22923_base.txt

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

Additional Key Terms

Reference Currency Weights:	The following table sets forth the Reference Currencies, the Starting Spot Rate for each Reference Currency, the applicable Reuters Page and the weighting of each Reference Currency:
	Reference Currency	Starting Spot Rate	Reuters Page	Reference Currency Weight
	European Union Euro (EUR)		WMRSPOT05	25%
	British Pound Sterling (GBP)		WMRSPOT07	25%
	Swiss Franc (CHF)		WMRSPOT07	25%
	Japanese Yen (JPY)		WMRSPOT12	25%
Starting Spot Rate:

The Starting Spot Rate for each of the European Union Euro and the British Pound Sterling will be the amount of U.S. Dollars per one unit of the applicable Reference Currency as determined by the calculation agent in good faith and in a commercially reasonable manner at approximately 11:00 a.m., New York City time, on the pricing date taking into account either applicable intra-day trades or the rates displayed on the applicable Reuters page. The Starting Spot Rate for each of the Swiss Franc and the Japanese Yen will be equal to one divided by the amount of the applicable Reference Currency per U.S. Dollar as determined by the calculation agent in good faith and in a commercially reasonable manner at approximately 11:00 a.m., New York City time, on the pricing date taking into account the quotient of one divided by either applicable intra-day trades or the rates displayed on the applicable Reuters page. For information about the risks related to the Starting Spot Rate, see “Selected Risk Considerations — Potential Conflicts” on page TS-4 of this term sheet.

Ending Spot Rate:	For each Reference Currency, on any currency business day, the Spot Rate for such Reference Currency on such currency business day.
Spot Rate:

For each Reference Currency, the Spot Rate on a given date that falls after the pricing date will be equal to (1) for each of the European Union Euro and the British Pound Sterling, the amount of U.S. Dollars per one unit of the applicable Reference Currency as displayed on the applicable Reuters page at approximately 6:00 p.m., New York City time, on such date and (2) for each of the Swiss Franc and the Japanese Yen, one divided by the amount of the applicable Reference Currency per U.S. Dollar as displayed on the applicable Reuters page at approximately 6:00 p.m., New York City time, on such date.

Currency Business Day:

With respect to each Reference Currency, (1) any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close and (2) (i) with respect to the European Union Euro, a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur in Frankfurt, Germany, (ii) with respect to the British Pound Sterling, a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur in London, England, (iii) with respect to the Swiss Franc, a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur in Zurich, Switzerland and (iv) with respect to the Japanese Yen, a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur in Tokyo, Japan.

JPMorgan Structured Investments — 97% Bearish Principal Protected Notes Linked to the Performance of an Equally Weighted Basket of Four Reference Currencies Relative to the U.S. Dollar	TS-1

Selected Purchase Considerations
  PRESERVATION OF AT LEAST 97% OF YOUR PRINCIPAL AT MATURITY — You will receive at least 97% of the principal amount of your notes if you hold the notes to maturity, regardless of the performance of the Basket. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
  APPRECIATION POTENTIAL — At maturity, for each $1,000 principal amount note you will receive a cash payment of $970 plus an Additional Amount equal to (i) if the Ending Basket Level is less than the Initial Strike Level, but greater than the Lower Strike Level, $1,000 x the Participation Rate† x [(Initial Strike Level — Ending Basket Level)/100] or (ii) if the Ending Basket Level is less than or equal to the Lower Strike Level, $1,000 x the Participation Rate† x (Initial Strike Level/100) x the Put Spread Percentage of 13%. Accordingly, any return at maturity will be determined by the Initial Strike Level, the Lower Strike Level, the Participation Rate and the Put Spread Percentage, as applicable.
  † The actual Participation Rate will be determined on the pricing date and will not be less than 135%.
  DIVERSIFICATION AMONG THE REFERENCE CURRENCIES — The return on the notes is linked to the performance of a basket of global currencies, which we refer to as the Reference Currencies, relative to the U.S. Dollar, and will enable you to participate in any depreciation in the Reference Currencies relative to the U.S. Dollar during the term of the notes. Accordingly, the value of the Basket decreases when the U.S. Dollar appreciates in value against the individual Reference Currencies, which will generally have a positive impact on your payment at maturity. The Basket is based on a weighted group of currencies consisting of the European Union Euro, the British Pound Sterling, the Swiss Franc and the Japanese Yen.
  TAXED AS CONTINGENT PAYMENT DEBT INSTRUMENTS — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 153-II. Subject to the limitations described therein, in the opinion of our special tax counsel, Davis Polk & Wardwell, although not entirely free from doubt, the notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” You will generally be required to recognize interest income in each year at the “comparable yield,” as determined by us, although we may not make any payments with respect to the notes until maturity. Interest included in income will increase your basis in the notes. Generally, amounts received at maturity or earlier sale or disposition in excess of your basis will be treated as additional interest income while any loss will be treated as an ordinary loss to the extent of all previous inclusions with respect to the notes, which will be deductible against other income (e.g., employment and interest income), with the balance treated as capital loss, which may be subject to limitations. Purchasers who are not initial purchasers of notes at the issue price should consult their tax advisers with respect to the tax consequences of an investment in the notes, including the treatment of the difference, if any, between their basis in the notes and the notes’ adjusted issue price.
  COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE — We will determine the comparable yield for the notes and will provide that comparable yield, and the related projected payment schedule, in the pricing supplement for the notes, which we will file with the SEC. If the notes had priced on October 15, 2008 and we had determined the comparable yield on that date, it would have been an annual rate of 4.09%, compounded semiannually. The actual comparable yield that we will determine for the notes may be more or less than 4.09%, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount, if any, that we will pay on the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket, any of the Reference Currencies or any of instruments linked to the Basket or any of the Reference Currencies. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 153-I dated October 10, 2008.

  CURRENCY MARKET RISK — The return on the notes at maturity is linked to the performance of the Basket, and will depend on whether, and the extent to which, the Ending Basket Level appreciates or depreciates, as compared to the Initial Strike Level and Lower Strike Level. The Initial Strike Level, Lower Strike Level and Ending Basket Level will depend on the aggregate performance of the Reference Currencies relative to the U.S. Dollar. For example, the value of any currency, including the Reference Currencies, may be affected by complex political and economic factors. The value of each Reference Currency, relative to the U.S. Dollar, is, at any moment, the result of the interaction between many factors directly or indirectly affecting economic or political developments in the originating country (or countries) of each Reference Currency and the United States, including economic and political developments in other countries. Therefore, in calculating the Initial Strike Level, Lower Strike Level and Ending Basket Level, declines in one or more of the Reference Currencies relative to the U.S. Dollar may be moderated, or more than offset, by lesser declines or increases in the value of the remaining Reference Currencies relative to the U.S. Dollar.
  YOUR INVESTMENT MAY RESULT IN A 3% LOSS AT MATURITY — The return on the notes at maturity is linked to the performance of the Basket, and will depend on whether, and the extent to which, the Ending Basket Level appreciates or depreciates, as compared to the Initial Strike Level and Lower Strike Level. If the Ending Basket Level is greater than or equal to the Initial Strike Level, the Additional Amount will be zero. YOU WILL RECEIVE NO MORE THAN 97% OF THE PRINCIPAL AMOUNT OF YOUR NOTES (REFLECTING A 3% LOSS OF PRINCIPAL) IF THE ENDING BASKET LEVEL IS GREATER THAN OR EQUAL TO THE INITIAL STRIKE LEVEL.

JPMorgan Structured Investments — 97% Bearish Principal Protected Notes Linked to the Performance of an Equally Weighted Basket of Four Reference Currencies Relative to the U.S. Dollar	TS-2
  THE NOTES MIGHT NOT PAY MORE THAN 97% OF THE PRINCIPAL AMOUNT — If the Ending Basket Level is greater than or equal to the Initial Strike Level, the Additional Amount will be zero. This will be true even if the Basket Closing Levels were lower than the Initial Strike Level at some time during the term of the notes but the Ending Basket Level is greater than or equal to the Initial Strike Level on the Observation Date. Under these circumstances, as of result of the 97% partial principal protection feature, you will receive only $970 per $1,000 principal amount note at maturity (reflecting a 3% loss of principal).
  YOU WILL LOSE PART OF THE PRINCIPAL AMOUNT OF YOUR INVESTMENT IN THE NOTES IF THE BASKET DOES NOT DEPRECIATE SUFFICIENTLY — If the Ending Basket Level is not less than the Initial Strike Level by a sufficient amount, your payment at maturity will be less than your initial investment in the notes. The minimum payment you will receive for each $1,000 principal amount note held to maturity is $970. You will incur a loss of principal if the (Initial Strike Level — Ending Basket Level)/100 is less than approximately 2.22%.
  THE VALUE OF THE INITIAL STRIKE LEVEL WILL BE DETERMINED AFTER THE ISSUE DATE OF THE NOTES — The Initial Strike Level will be determined based on the arithmetic average of the Basket Closing Levels on each of the Initial Strike Averaging Dates. Because the Initial Strike Averaging Dates occur after the issue date of the notes, as a result, the Initial Strike Level, and consequently, the Lower Strike Level will not be determined, and you will therefore not know the value of the Initial Strike Level and Lower Strike Level, until after the final Initial Strike Averaging Date, which will be after the issue date. If there is a steady decline in the Basket Closing Levels on each of the successive Initial Strike Averaging Dates that occur after the issue date, this may establish lower levels that the Basket must achieve for you to receive at maturity more than $970 for every $1,000 principal amount note you hold.
  THE APPRECIATION POTENTIAL OF THE NOTES WILL BE LIMITED BY THE INITIAL STRIKE LEVEL AND THE PUT SPREAD PERCENTAGE — If the Ending Basket Level is less than or equal to the Lower Strike Level, the appreciation potential of the notes will be limited by the Initial Strike Level and the Put Spread Percentage, even if the depreciation in the Basket would, but for the Put Spread Percentage, result in the payment of a greater Additional Amount at maturity. Under these circumstances, the return on the notes will be limited to the appreciation represented by the Participation Rate x (Initial Strike Level/100) x the Put Spread Percentage. Therefore, under these circumstances, your return may be less than the return you would have otherwise received if you had invested directly in the Basket, any of the Reference Currencies or instruments relating to the Basket or any of the Reference Currencies for which there is an active secondary market.
  THE NOTES MIGHT NOT PAY AS MUCH AS AN INVESTMENT IN THE INDIVIDUAL REFERENCE CURRENCIES — You may receive a lower payment at maturity than you would have received if you had invested in (including holding a short position in) the Reference Currencies directly or contracts related to the Reference Currencies for which there is an active secondary market.
  CHANGES IN THE VALUE OF THE EQUALLY WEIGHTED REFERENCE CURRENCIES MAY OFFSET EACH OTHER — Because the performance of the Basket is determined by the performance of the European Union Euro, the British Pound Sterling, the Swiss Franc and the Japanese Yen relative to the U.S. Dollar, your notes will be exposed to currency exchange rate movements in the European Union, the United Kingdom, Switzerland, Japan and the United States. Movements in the exchange rates of the Reference Currencies may not correlate with each other. As a result, your investment in the notes may only yield a positive return if there occurs a broad based decline in foreign currency values as compared to the U.S. Dollar across diverse markets over the term of the notes. Therefore, for example, in calculating the Ending Basket Level, a decline in the Spot Rate of the British Pound Sterling may be moderated, or more than offset by, lesser declines or increases in the Spot Rate of the European Union Euro.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, if any, described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. As a result, and as a general matter, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  NO INTEREST PAYMENTS — As a holder of the notes, you will not receive interest payments.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. For example, one of JPMSI’s duties as calculation agent involves determining the Starting Spot Rate in the manner set forth under “Additional Key Terms — Reference Currency Weights” in this term sheet. The Starting Spot Rate may vary, and may vary significantly, from the rates displayed in publicly available sources at 11:00 a.m., New York City time, on the pricing date. If the calculation agent determines that the Starting Spot Rates for one or more Reference Currencies are less than those reflected in the publicly available information, each affected Reference Currency must achieve a lower level for you to receive more than $970 per $1,000 principal amount note at maturity. JPMSI will not have any obligation to consider your interests as a holder of the notes in making this determination.

JPMorgan Structured Investments — 97% Bearish Principal Protected Notes Linked to the Performance of an Equally Weighted Basket of Four Reference Currencies Relative to the U.S. Dollar	TS-3
  MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Basket on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
    the expected volatility in the Reference Currencies and the U.S. Dollar;
    the time to maturity of the notes;
    interest and yield rates in the market generally as well as in each of the Reference Currencies’ countries and in the United States;
    the exchange rate and the volatility of the exchange rate among each of the Reference Currencies;
    changes in correlation between the Reference Currency exchange rates;
    suspension or disruption of market trading in any or all of the Reference Currencies or the U.S. Dollar;
    a variety of economic, financial, political, regulatory or judicial events; and
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

What Is the Payment at Maturity on the Notes Assuming a Range of Performance for the Basket?

The following table and graph illustrate the payment at maturity (including, where relevant, the payment of the Additional Amount) for a $1,000 principal amount note for a hypothetical range of performance for the Ending Basket Level and assumes an Initial Strike Level of 100, a Lower Strike Level of 87 (which is equal to 87% of the Initial Strike Level) and a Participation Rate of 135%. The actual Initial Strike Level is equal to the arithmetic average of the Basket Closing Levels on each of the Initial Strike Averaging Dates and will not be determined until after the issue date of the notes. The actual Initial Strike Level may be greater than or less than 100. The hypothetical payments at maturity (including, where relevant, the Additional Amount) set forth below are for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the notes. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the following table, graph and examples have been rounded for ease of analysis.

Ending Basket Level	(Initial Strike Level — Ending Basket Level)/ 100	(Initial Strike Level/100) x Put Spread Percentage (13%)		$1,000 x the Participation Rate (135%)		Additional Amount		97% of Principal		Payment at Maturity

180.00	N/A	N/A	x	N/A	=	$0.00	+	$970.00	=	$970.00
170.00	N/A	N/A	x	N/A	=	$0.00	+	$970.00	=	$970.00
160.00	N/A	N/A	x	N/A	=	$0.00	+	$970.00	=	$970.00
150.00	N/A	N/A	x	N/A	=	$0.00	+	$970.00	=	$970.00
140.00	N/A	N/A	x	N/A	=	$0.00	+	$970.00	=	$970.00
130.00	N/A	N/A	x	N/A	=	$0.00	+	$970.00	=	$970.00
120.00	N/A	N/A	x	N/A	=	$0.00	+	$970.00	=	$970.00
110.00	N/A	N/A	x	N/A	=	$0.00	+	$970.00	=	$970.00
100.00	N/A	N/A	x	N/A	=	$0.00	+	$970.00	=	$970.00
95.00	0.05	N/A	x	$1,350	=	$67.50	+	$970.00	=	$1037.50
90.00	0.10	N/A	x	$1,350	=	$135.00	+	$970.00	=	$1105.00
87.00	N/A	0.13	x	$1,350	=	$175.50	+	$970.00	=	$1,145.50
85.00	N/A	0.13	x	$1,350	=	$175.50	+	$970.00	=	$1,145.50
80.00	N/A	0.13	x	$1,350	=	$175.50	+	$970.00	=	$1,145.50
70.00	N/A	0.13	x	$1,350	=	$175.50	+	$970.00	=	$1,145.50
60.00	N/A	0.13	x	$1,350	=	$175.50	+	$970.00	=	$1,145.50
50.00	N/A	0.13	x	$1,350	=	$175.50	+	$970.00	=	$1,145.50
40.00	N/A	0.13	x	$1,350	=	$175.50	+	$970.00	=	$1,145.50
30.00	N/A	0.13	x	$1,350	=	$175.50	+	$970.00	=	$1,145.50
20.00	N/A	0.13	x	$1,350	=	$175.50	+	$970.00	=	$1,145.50

JPMorgan Structured Investments — 97% Bearish Principal Protected Notes Linked to the Performance of an Equally Weighted Basket of Four Reference Currencies Relative to the U.S. Dollar	TS-4

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table and graph above are calculated.

Example 1: The level of the Basket decreases from an Initial Strike Level of 100 to an Ending Basket Level of 90. Because the Ending Basket Level of 90 is less than the Initial Strike Level of 100 but is greater than the Lower Strike Level of 87, the Additional Amount is equal to $135 and the final payment at maturity is equal to $1,105 per $1,000 principal amount note, calculated as follows:

$970 + [$1,000 x 135% x (100 — 90/100)] = $1,105

Example 2: The level of the Basket decreases from an Initial Strike Level of 100 to an Ending Basket Level of 80. Because the Ending Basket Level of 80 is less than the Initial Strike Level of 100 and is also less than the Lower Strike Level of 87, the Additional Amount is equal to $175.50 and the final payment at maturity is equal to $1,145.50 per $1,000 principal amount note, calculated as follows:

$970 + {$1,000 x 135% x [(100/100) x 13%]} = $1,145.50

Example 3: The level of the Basket increases from an Initial Strike Level of 100 to an Ending Basket Level of 120. Because the Ending Basket Level of 120 is greater than the Initial Strike Level of 100, the Additional Amount is zero and the final payment at maturity is equal to $970 per $1,000 principal amount note.

Historical Information

The first four graphs on the following page show the historical weekly performance of each Reference Currency expressed in terms of the conventional market quotation, as shown on Bloomberg Financial Markets, for each currency (which, in the case of the European Union Euro (EUR) and the British Pound Sterling (GBP) is the amount of U.S. Dollars that can be exchanged for one unit of the applicable Reference Currency and, in the case of the Swiss Franc (CHF) and the Japanese Yen (JPY), is the amount of the applicable Reference Currency that can be exchanged for one U.S. Dollar, and which, in each case, we refer to in this term sheet as the exchange rate) from January 3, 2003 through October 10, 2008. The exchange rates of the European Union Euro, the British Pound Sterling, the Swiss Franc and the Japanese Yen, at approximately 11:00 a.m., New York City time, on October 14, 2008, were 1.3632, 1.7541, 1.1361 and 102.4200, respectively.

The exchange rates displayed in the graphs on the following page are for illustrative purposes only and do not form part of the calculation of the Initial Strike Level or the Lower Strike Level. The value of the Basket, and thus the Initial Strike Level and the Lower Strike Level, decreases when the U.S. Dollar appreciates in value against the individual Reference Currencies. Therefore, the Initial Strike Level and the Lower Strike Level are calculated using Spot Rates for each currency expressed, for the European Union Euro and the British Pound Sterling, as the amount of U.S. Dollars per one unit of the applicable Reference Currency, which is largely consistent with the approach used to determine the conventional market quotation for each such Reference Currency set forth in the applicable graphs on the following page and, for the Swiss Franc and the Japanese Yen, as one divided by the amount of the applicable Reference Currency per one U.S. Dollar, which is the inverse of the conventional market quotation for each such Reference Currency set forth in the applicable graphs on the following page.

The last graph on the following page shows the weekly performance of the Basket from January 3, 2003 through October 10, 2008, assuming that the Basket Closing Level on January 3, 2003 was 100, that each Reference Currency had the weighting specified under “Additional Key Terms — Reference Currency Weights” on page TS-1 of this term sheet and that the Ending Spot Rates of each Reference Currency on the relevant dates were the Spot Rates on such dates. The Ending Spot Rates and the historical weekly Basket performance data in such graph were determined by, for the European Union Euro and the British Pound Sterling, the rates reported by Bloomberg Financial Markets and, for the Swiss Franc and the Japanese Yen, dividing one by the rates reported by Bloomberg Financial Markets, and may not be indicative of the Basket performance using the Spot Rates of the Reference Currencies at approximately 6:00 p.m., New York City time (or, solely with respect to the Spot Rates on the pricing date, at approximately 11:00 a.m., New York City time, on such date), that would be derived from the applicable Reuters page.

JPMorgan Structured Investments — 97% Bearish Principal Protected Notes Linked to the Performance of an Equally Weighted Basket of Four Reference Currencies Relative to the U.S. Dollar	TS-5

The Spot Rates of the European Union Euro, the British Pound Sterling, the Swiss Franc and the Japanese Yen, at approximately 11:00 a.m., New York City time, on October 14, 2008, were 1.36320, 1.75410, 0.88020 and 0.00976, respectively, calculated in the manner set forth under “Additional Key Terms — Spot Rate” on page TS-1 of this term sheet (except that the Spot Rates were determined at approximately 11:00 a.m., New York City time, instead of 6:00 p.m., New York City time).

We obtained the data needed to construct the graph which displays the weekly performance of the Basket from Bloomberg Financial Markets, and we obtained the exchange rates and the denominators used to calculate the Spot Rates from Reuters Group PLC. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets or Reuters Group PLC. The historical performance of each Basket Currency and the Basket should not be taken as an indication of future performance, and no assurance can be given as to the Spot Rate of any of the Reference Currencies on any of the Initial Averaging Dates or the Observation Date. We cannot give you assurance that the performance of the Basket will result in a payment at maturity in excess of $970 per $1,000 principal amount of note.

JPMorgan Structured Investments — 97% Bearish Principal Protected Notes Linked to the Performance of an Equally Weighted Basket of Four Reference Currencies Relative to the U.S. Dollar	TS-6